Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD FIRST QUARTER EARNINGS

AUSTIN, Minn. (February 19, 2015) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2015 first quarter.  All comparisons are to the first quarter of fiscal 2014.

SUMMARY

First Quarter

♦            Record dollar sales of $2.4 billion, increased 7 percent; volume up 3 percent.

♦            Record non-GAAP1 adjusted diluted EPS2 of $0.69, up 21 percent from $0.57 per share, excluding previously announced, nonrecurring charges.  Record GAAP diluted EPS of $0.64.

♦            Total non-GAAP1 adjusted segment operating profit2 increased 18 percent; GAAP total segment operating profit up 10 percent.

♦            Refrigerated Foods segment operating profit up 19 percent; volume down 3 percent; dollar sales up 1 percent.

♦            Jennie-O Turkey Store segment operating profit up 56 percent; volume up 9 percent; dollar sales up 10 percent.

♦            Grocery Products non-GAAP1 adjusted segment operating profit2 down 8 percent (Grocery Products GAAP segment operating profit down 27 percent including nonrecurring charges relating to closure of the Stockton, California, manufacturing facility); volume up 1 percent; dollar sales up 2 percent.  Excluding net sales of MegaMex Foods products not included in the prior year, volume down 5 percent and dollar sales down 2 percent.

♦            Specialty Foods segment operating profit down 13 percent; volume up 17 percent; dollar sales up 34 percent.  Excluding incremental sales of CytoSport Holdings, Inc. (“CytoSport”) products, volume down 2 percent and dollar sales up 3 percent.

♦            International & Other non-GAAP1 adjusted segment operating profit2 up 6 percent (International & Other GAAP segment operating profit down 36 percent including nonrecurring charges related to the exit from international joint venture businesses); volume up 12 percent; dollar sales up 17 percent.  Excluding incremental sales of SKIPPY® peanut butter, volume up 7 percent and dollar sales up 12 percent.

Excluding nonrecurring charges, the company reported fiscal 2015 first quarter non-GAAP1 adjusted net earnings2 of $187.3 million, up 22 percent from net earnings of $153.3 million a year earlier.  Non-GAAP1 adjusted diluted earnings per share2 for the quarter were $0.69, up 21 percent compared to $0.57 last year.

On a GAAP basis, the company reported fiscal 2015 first quarter net earnings of $171.7 million, up 12 percent from net earnings of $153.3 million a year earlier.  Diluted earnings per share for the quarter were $0.64 this year compared to $0.57 per share last year.

Sales for the quarter were $2.4 billion, up 7 percent from the same period in fiscal 2014.

COMMENTARY

“We are off to an excellent start to our fiscal year with double-digit earnings growth and record sales in the first quarter,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Jennie-O Turkey Store increased operating profit by 56 percent, with strong value-added product sales growth, robust turkey markets, and favorable input costs,” remarked Ettinger.  “Refrigerated Foods also turned in an excellent quarter by driving increased value-added sales, aided by the benefit of lower pork costs.  Grocery Products was challenged by high input costs and soft sales on some brands, while International & Other delivered increases despite difficult export markets,” commented Ettinger.  “Specialty Foods is focused on driving higher margins in the newly acquired CytoSport business, and going forward we believe the business is well positioned to deliver results in line with our expectations.”

SEGMENT OPERATING HIGHLIGHTS – FIRST QUARTER

Refrigerated Foods (48% of Net Sales, 38% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods increased 19 percent driven by growth of value-added products and strategic margin management.  Sales for the quarter were up 1 percent, with the increases led by retail sales of HORMEL® pepperoni and HORMEL® GATHERINGSTM party trays, and foodservice sales of HORMEL® BACON 1TM fully cooked bacon and HORMEL® pizza toppings.  The dissolution of the Precept Foods joint venture offset a portion of the sales increases.

Jennie-O Turkey Store (18% of Net Sales, 35% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit grew 56 percent in the first quarter, driven by the continued growth of value-added products and beneficial turkey commodity prices.  Sales for the quarter increased 10 percent, including strong sales of JENNIE-O® lean ground turkey and JENNIE-O® rotisserie turkey.

Grocery Products (17% of Net Sales, 15% of Total Segment Operating Profit)

Excluding nonrecurring charges related to the closing of the Stockton, California, manufacturing facility2, Grocery Products segment profit decreased 8 percent.  Segment sales were up 2 percent with the additional net sales of MegaMex Foods products not included in the prior year.  Products delivering sales growth this quarter included our SPAM® family of products, as well as HERDEZ® salsas and sauces and WHOLLY GUACAMOLE® dips in our MegaMex Foods joint venture.  The segment experienced softer sales of SKIPPY® peanut butter and HORMEL® chili.

Specialty Foods (11% of Net Sales, 7% of Total Segment Operating Profit)

Specialty Foods posted segment profits 13 percent lower than last year.  The lower results were caused by reduced contract manufacturing during the quarter, offsetting incremental CytoSport results.  Segment sales increased 34 percent, largely attributable to the addition of MUSCLE MILK® protein nutrition product sales.

International & Other (6% of Net Sales, 5% of Total Segment Operating Profit)

Excluding nonrecurring charges related to the exit from international joint venture businesses2, International & Other segment profit increased 6 percent and sales were up 17 percent.  Results were driven by continued, strong growth of our China foodservice and retail businesses, which more than offset lower SPAM® luncheon meat exports.

OUTLOOK

“Due to our strong performance in the first quarter, we are raising our 2015 non-GAAP1 adjusted earnings guidance range from $2.45 to $2.55 per share2 to $2.50 to $2.60,” stated Ettinger.

“We expect our Refrigerated Foods, Jennie-O Turkey Store, and International value-added businesses to continue to drive results throughout the year, benefitting from strong demand and lower input costs.  Jennie-O Turkey Store will likely experience less favorable commodity meat markets offsetting some of those gains as the year progresses,” commented Ettinger.  “We look for Grocery Products and Specialty Foods to contribute to our growth goals in the back half of the year, with lower input costs, brand-building media campaigns, and innovative new products.”

“Our large portfolio of leading brands and sustained focus on innovation will allow us to build upon the momentum of our excellent start to the year,” concluded Ettinger.

DIVIDENDS

Effective February 17, 2015, the company paid its 346th consecutive quarterly dividend, at the annual rate of $1.00.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, February 19, 2015. Access is available at www.hormelfoods.com.  The call will also be available via telephone by dialing 800-768-6544 and providing the access code 7062923.  An audio replay is available by calling 888-203-1112 and entering access code 7062923.  The audio replay will be available beginning at 11:00 a.m. CT on Thursday, February 19, 2015, through 11:00 a.m. CT on Thursday, March 5, 2015.  The webcast replay will be available at 11:00 a.m. CT, Thursday, February 19, 2015, and will remain on our website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations.  The non-GAAP adjusted financial measurements are used for internal purposes to evaluate the results of operations and to measure a component of certain employee incentive plans in fiscal year 2015.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED FINANCIAL MEASURES

Adjusted segment operating profit, net earnings, and diluted net earnings per share exclude nonrecurring charges relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses.  The table below shows the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures.

First Quarter

(In thousands, except per share amounts)	2014 Earnings	2015 Non- GAAP Adjusted Earnings	Stockton Plant Closure	International Joint Venture Business Exit	2015 GAAP Earnings
Grocery Products	$56,342	$51,901	$(10,526)		$41,375
Refrigerated Foods	85,299	101,152			101,152
Jennie-O Turkey Store	59,545	93,020			93,020
Specialty Foods	21,255	18,576			18,576
International & Other	22,557	23,930		$(9,546)	14,384
Total segment operating profit	244,998	288,579	(10,526)	(9,546)	268,507
Net interest & investment expense	(1,921)	(1,929)			(1,929)
General corporate expense	(8,916)	(3,253)			(3,253)
Earnings before income taxes	234,161	283,397	(10,526)	(9,546)	263,325
Income taxes	(80,813)	(96,062)	3,685	770	(91,607)
Net earnings attributable to Hormel Foods Corporation	$153,348	$187,335	$(6,841)	$(8,776)	$171,718

Diluted net earnings per share*	$0.57	$0.69	$(0.03)	$(0.03)	$0.64

*Earnings per share does not sum across due to rounding

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minnesota, is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row. Hormel Foods was recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2013 and 2014, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 26-30 in the company’s Annual Report for the fiscal year ended October 26, 2014, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2015 First Quarter Segment Operating Results (dollars in thousands)

	FIRST QUARTER – 13 WEEKS ENDED

NET SALES	January 25, 2015	January 26, 2014	% Change
Grocery Products	$409,751	$401,520	2.0
Refrigerated Foods	1,144,215	1,128,421	1.4
Jennie-O Turkey Store	440,019	399,400	10.2
Specialty Foods	263,274	195,979	34.3
International & Other	137,814	117,352	17.4
Total	$2,395,073	$2,242,672	6.8

OPERATING PROFIT
Grocery Products	$41,375	$56,342	(26.6)
Refrigerated Foods	101,152	85,299	18.6
Jennie-O Turkey Store	93,020	59,545	56.2
Specialty Foods	18,576	21,255	(12.6)
International & Other	14,384	22,557	(36.2)
Total segment operating profit	268,507	244,998	9.6
Net interest and investment expense (income)	1,929	1,921	0.4
General corporate expense	3,253	8,916	(63.5)
Noncontrolling interest	712	1,110	(35.9)
Earnings before income taxes	$264,037	$235,271	12.2

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 25, 2015	January 26, 2014

Net sales	$2,395,073	$2,242,672

Cost of products sold	1,950,468	1,844,030

GROSS PROFIT	444,605	398,642

Selling, general and administrative	180,299	166,189

Equity in earnings of affiliates	1,660	4,739

OPERATING INCOME	265,966	237,192

Other income & expenses:
Interest & investment income	1,149	1,173
Interest expense	(3,078)	(3,094)

EARNINGS BEFORE INCOME TAXES	264,037	235,271

Provision for income taxes	91,607	80,813
(effective tax rate)	34.69%	34.35%

NET EARNINGS	172,430	154,458
Less: net earnings attributable to noncontrolling interest	712	1,110
NET EARNINGS ATTRIBUTABLE TO
HORMEL FOODS CORPORATION	$171,718	$153,348

NET EARNINGS PER SHARE
Basic	$0.65	$0.58
Diluted	$0.64	$0.57
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	263,676	263,752
Diluted	270,061	270,224

DIVIDENDS DECLARED
PER SHARE	$0.25	$0.20

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	January 25, 2015	October 26, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$527,097	$334,174
Accounts receivable	578,238	609,526
Inventories	1,016,788	1,054,552
Income taxes receivable	-	25,678
Deferred income taxes	86,853	86,853
Prepaid expenses	29,534	15,250
Other current assets	7,821	6,738

TOTAL CURRENT ASSETS	2,246,331	2,132,771

INTANGIBLES	1,778,269	1,781,296

OTHER ASSETS	537,786	539,785

PROPERTY, PLANT & EQUIPMENT, NET	997,237	1,001,767

TOTAL ASSETS	$5,559,623	$5,455,619

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$937,304	$954,692

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	640,003	638,871

SHAREHOLDERS’ INVESTMENT	3,732,316	3,612,056

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$5,559,623	$5,455,619

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 25, 2015	January 26, 2014
OPERATING ACTIVITIES
Net earnings	$172,430	$154,458
Depreciation and amortization of intangibles	32,759	31,760
Decrease in working capital	46,849	122,019
Other	(5,536)	6,055
NET CASH PROVIDED BY OPERATING ACTIVITIES	246,502	314,292

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	-	(41,401)
Net purchases of property/equipment	(17,743)	(32,760)
Decrease in investments, equity in affiliates, and other assets	14,932	4,028
NET CASH USED IN INVESTING ACTIVITIES	(2,811)	(70,133)

FINANCING ACTIVITIES
Dividends paid on common stock	(52,801)	(44,833)
Other	3,439	7,548
NET CASH USED IN FINANCING ACTIVITIES	(49,362)	(37,285)
Effect of exchange rate changes on cash	(1,406)	(1,044)
INCREASE IN CASH AND CASH EQUIVALENTS	192,923	205,830
Cash and cash equivalents at beginning of year	334,174	434,014
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$527,097	$639,844